MillerKnoll, Inc. Reports Fourth Quarter and Fiscal 2023 Results

Zeeland, Mich., July 12, 2023 – MillerKnoll Inc. (NASDAQ: MLKN) today reported results for the fourth quarter and full year fiscal 2023 which ended June 3, 2023.

Business Highlights

•Fourth quarter reported gross margin expansion of 230 basis points over the prior year.
•Full year margin expansion despite a challenging macroeconomic environment.
•$131 million of run-rate cost synergies related to the Knoll integration captured to date.
•Generated $93 million of cash flow from operations and repaid almost $50 million of debt, helping to further strengthen the balance sheet.

Fourth Quarter and Fiscal 2023 Financial Results

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
(Dollars in millions, except per share data)(1)	June 3, 2023	May 28, 2022	% Chg.	June 3, 2023	May 28, 2022	% Chg.
	(13 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Net sales	$956.7	$1,100.5	(13.1)%	$4,087.1	$3,946.0	3.6%
Gross margin %	37.1%	34.8%	N/A	35.0%	34.3%	N/A
Adjusted gross margin %*	37.0%	34.8%	N/A	35.4%	34.6%	N/A
Operating expenses	$343.1	$325.5	5.4%	$1,307.7	$1,312.9	(0.4)%
Adjusted operating expenses*	$297.6	$311.4	(4.4)%	$1,188.8	$1,139.8	4.3%
Effective tax rate	119.9%	47.7%	N/A	8.8%	(130.1)%	N/A
Adjusted effective tax rate*	21.7%	21.5%	N/A	22.3%	22.2%	N/A
(Loss) earnings per share - diluted	$—	$0.28	N/A	$0.55	$(0.37)	N/A
Adjusted earnings per share - diluted*	$0.41	$0.58	(29.3)%	$1.85	$1.92	(3.6)%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.
[1] The first quarter of fiscal 2023 included 14 weeks of operations as compared to a standard 13-week period. The additional week is required periodically in order to more closely align MillerKnoll’s fiscal year with the calendar months.

To our shareholders:

The current macroeconomic environment — which includes higher interest rates, complications from a regional banking crisis and relatively low CEO and consumer confidence levels — continues to pose challenges for our industry. These factors are expected to persist, posing difficulties particularly for the luxury housing market and discretionary spending on goods. However we maintain an optimistic outlook based upon improving trends in margin performance and underlying demand indicators.

Our teams around the globe recognize the importance of focusing on what we can control in this environment. We are committed to the continued diversification of our business, expanding our scale and reach internationally, and investing in our industry-leading position in resilient markets such as the healthcare and the public sector. We are leveraging technology to enhance the overall customer experience, streamline processes, and provide innovative solutions. Additionally, we are intensifying our collaboration with our dealers, ensuring seamless communication and efficient operations. Finally, we are building on our strategic partnerships with the architecture and design community, fostering inroads and collaborations that enable us to stay at the forefront of industry trends and deliver exceptional products and services.

All these initiatives enable us to effectively navigate the dynamic landscape and better serve our customers.

Fourth Quarter and Fiscal 2023 Consolidated Results

Consolidated net sales for the fourth quarter were $956.7 million, reflecting a decrease of 13.1% on a reported basis and a decrease of 12.0% organically compared to the same period last year. Orders in the quarter of $922.4 million were 9.0% lower on a reported basis and 7.8% lower organically year-over-year. This decline is an improvement compared to the 17.6% organic decline posted in the third quarter as we are lapping record post pandemic activity from fiscal year 2022 while also sequentially increasing orders quarter-over-quarter.

Gross margin in the quarter was 37.1% as reported and 37.0% on an adjusted basis, which is 230 basis points and 220 basis points higher than the same time last year, respectively. The year-over-year increase in both reported and adjusted gross margin was mainly driven by the realization of price optimization strategies and benefits from integration synergies.

Consolidated operating expenses for the quarter were $343.1 million, compared to $325.5 million in the prior year. Consolidated adjusted operating expenses were $297.6 million, down $13.8 million year-over-year, primarily due to a reduction in variable expenses, including certain forms of employee compensation and benefits, and the continued focus on cost optimization and synergy capture.

During the fourth quarter, the company recorded special charges associated with recent restructuring actions and ongoing acquisition integration activities. In addition, the company recognized a non-cash, pre-tax charge of $19.7 million related to the impairment of the Knoll trade name. This charge was determined based on the company's annual impairment review process.

Operating margin for the quarter was 1.2% compared to 5.2% in the same quarter last year. On an adjusted basis, consolidated operating margin was 5.9% compared to 6.5% in the same quarter last year.

Reported earnings per share were break-even for the quarter, compared to $0.28 for the same period last year. Adjusted earnings per share were $0.41 for the quarter, compared to $0.58 for the same period last year.

As of June 3, 2023, our liquidity position reflected cash on hand and availability on our revolving credit facility totaling $507.7 million. During the fourth quarter, the business generated $92.5 million of cash flow from operations and repaid $48.4 million of debt as part of our capital deployment priority of maintaining a strong balance sheet. We ended the fourth quarter with a net debt-to-EBITDA ratio, as defined by our lending agreement, of 2.5x. Our scheduled debt maturities (which exclude the maturity of the revolver) for fiscal year 2024, 2025, 2026 and 2027 are $33.3 million, $41.3 million, $46.2 million and $276.3, million respectively.

As of the end of the fourth quarter, we have captured $131 million in run rate synergies following the close of the Knoll acquisition in the first quarter of fiscal 2022. We continue to make further progress towards our updated target of $145 million in synergies by the end of the third year following the acquisition.

For the full fiscal year 2023, net sales were $4.1 billion, reflecting a year-over-year increase of 3.6%. On an organic basis, net sales increased by 0.4% year-over-year.

During this period, gross margin and operating margin both improved year-over-year. Reported and adjusted gross margin increased 70 and 80 basis points respectively and reported and adjusted operating margin increased 200 and 60 basis points respectively year-over-year.

Diluted earnings per share for the full year totaled $0.55, compared to diluted loss per share of $0.37 in fiscal 2022. On an adjusted basis, diluted earnings per share for the full year totaled $1.85 compared to $1.92 in fiscal 2022.

Fourth Quarter and Fiscal 2023 Results by Segment

Americas Contract
For the fourth quarter, the Americas Contract segment posted net sales totaling $474.4 million, down 12.0% year-over-year on a reported basis and down 11.8% organically. New orders in the quarter totaled $454.3 million, a decrease of 8.2% from the same quarter last year on a reported and organic basis. This year-over-year decrease in orders represents a relative improvement from the decrease reported in the third quarter of this fiscal year. The Company is optimistic about the general improvement in the funnel of project activity, including particular strength in the healthcare and public sectors.

Adjusted operating margin for this segment was 10.1%, 770 basis points higher than the same quarter last year, driven by improvements from net pricing realization and incremental benefits achieved from integration-related synergies.

For the full fiscal year, net sales increased 5.0% and organic sales increased 0.3% year-over-year. Adjusted operating margin increased 620 basis points year-over-year, primarily driven by pricing optimization and benefits from synergies.

International Contract and Specialty
The International Contract and Specialty segment delivered net sales in the fourth quarter of $237.4 million, down 13.1% on a reported basis and down 12.3% organically on a year-over-year basis. New orders totaled $239.8 million, representing a year-over-year decrease of 0.9% on a reported basis and up 0.1% organically. Similar to the Americas Contract segment, the year-over-year decrease in orders improved relative to the level experienced last quarter. This is driven by continued robust demand in India,

Korea, and the Middle East and easing prior-year comparisons as we anniversary record fiscal year 2022 post pandemic activity. In addition, this past quarter saw an improvement in demand levels in China.

Adjusted operating margin for the quarter was 9.3%. Since the integration started, the Company successfully transitioned more than 80 legacy Herman Miller dealers into full-line MillerKnoll dealers. Looking forward to the year ahead, we plan to transition an additional 60 international Herman Miller dealers as we further build the scale and reach of our global network. We remain confident that further expansion of our contract capabilities will result in significant value.

For the full fiscal year, net sales increased 9.6% and organic sales increased 7.0% year-over-year. Adjusted operating margin increased 50 basis points year-over-year, primarily driven by pricing optimization strategies and product mix.

Global Retail
Net sales in the fourth quarter for our Global Retail segment totaled $244.9 million, a decline of 15.0% over the same quarter last year on a reported basis and down 12.1% organically. New orders in the quarter totaled $228.3 million, down 17.4% compared to the same period last year on a reported basis and down 14.2% organically.

Adjusted operating margin declined year-over-year due to a combination of lower volume, product mix and increased freight expenses. The slowdown in the North American housing market continues to impact order levels for this segment. In response, we are placing significant emphasis on effective inventory management and product mix optimization. Furthermore, we are refining our approach to our go-to-market channels. This includes initiatives to increase brand awareness, recapture wholesale business and rationalize capital allocation towards our most mature channels effectively leveraging our scale.

For the full fiscal year, net sales decreased 4.1% and organic sales decreased 5.1% year-over-year. Adjusted operating margin was lower year-over-year, primarily driven by a combination of lower volume, mix of product, and increased freight expenses.

First Quarter and Fiscal 2024 Outlook

The COVID-19 pandemic introduced unprecedented dynamics, leading to abnormal trends over the past couple of years. Looking ahead, the company anticipates changes in the sales and earnings patterns in fiscal year 2024 compared to previous years. For this reason, the company is providing enhanced guidance this quarter, which includes an earnings outlook for the full fiscal year.

Overall, we remain cautious on our near-term outlook due to broader macroeconomic concerns. Moreover, factors such as the size of our beginning backlog, recent order trends, the current funnel of project opportunities, normal seasonality and the unrealized benefit of previous price increases are expected to influence the cadence of sales and earnings this year. Accordingly, for fiscal year 2024 we expect net sales to be slightly lower on a year-over-year basis and earnings to be back-half weighted. For full year fiscal 2024, we expect to generate adjusted diluted earnings in the range of $1.70 and $2.00 per share.

As it relates to the first quarter of fiscal year 2024, we expect net sales to range between $880 million to $920 million and adjusted diluted earnings to be between $0.18 to $0.24 per share.

When analyzing this quarterly guidance, it is important to consider the following factors:

■Beginning backlog: We entered fiscal year 2024 with a consolidated backlog of $698 million. This is 25% lower than it was at the start of fiscal 2023.
■Recent order trends: New orders of $922 million in Q4FY23 were approximately 9% lower than the same quarter last year.
■Extra week in FY23: the first quarter of fiscal year 2023 included 14 weeks of operations. The first quarter of fiscal 2024 will include a standard 13-week schedule. This extra week in the prior year accounted for an estimated $77 million of net sales.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Webcast and Conference Call Information
The Company will host a conference call and webcast to discuss the results of the fourth quarter of fiscal 2023 on Wednesday, July 12, 2023, at 5:30 PM ET. To ensure participation, allow extra time to visit the Company’s website at https://www.millerknoll.com/investor-relations/news-events/events-and-presentations to download the streaming software necessary to participate. An online archive of the webcast will also be available on the Company's investor relations website. Additional links to materials supporting the release will also be available at https://www.millerknoll.com/investor-relations.

For further information:
Investors, Carola Mengolini, (786) 642-7714, carola_mengolini@millerknoll.com
Media, Laura Yagerman, Director of Corporate Communications, (616) 654-5977, media_relations@millerknoll.com

Financial highlights for the three and twelve months ended June 3, 2023 follow:

MillerKnoll, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended				Twelve Months Ended
	June 3, 2023		May 28, 2022		June 3, 2023		May 28, 2022
Net sales	$956.7	100.0%	$1,100.5	100.0%	$4,087.1	100.0%	$3,946.0	100.0%
Cost of sales	602.0	62.9%	718.0	65.2%	2,657.1	65.0%	2,593.3	65.7%
Gross margin	354.7	37.1%	382.5	34.8%	1,430.0	35.0%	1,352.7	34.3%
Operating expenses	343.1	35.9%	325.5	29.6%	1,307.7	32.0%	1,312.9	33.3%
Operating earnings	11.6	1.2%	57.0	5.2%	122.3	3.0%	39.8	1.0%
Other expenses, net	17.1	1.8%	12.7	1.2%	70.9	1.7%	48.4	1.2%
(Loss) earnings before income taxes and equity income	(5.5)	(0.6)%	44.3	4.0%	51.4	1.3%	(8.6)	(0.2)%
Income tax (benefit) expense	(6.6)	(0.7)%	21.1	1.9%	4.5	0.1%	11.1	0.3%
Equity (loss), net of tax	(1.0)	(0.1)%	—	—%	(0.8)	—%	—	—%
Net earnings (loss)	0.1	—%	23.2	2.1%	46.1	1.1%	(19.7)	(0.5)%
Net earnings attributable to redeemable noncontrolling interests	0.2	—%	1.7	0.2%	4.0	0.1%	7.4	0.2%
Net (loss) earnings attributable to MillerKnoll, Inc.	$(0.1)	—%	$21.5	2.0%	$42.1	1.0%	$(27.1)	(0.7)%

Amounts per common share attributable to MillerKnoll, Inc.
(Loss) earnings per share - basic	$0.00		$0.28		$0.56		($0.37)
Weighted average basic common shares	75,586,370		75,572,421		75,478,000		73,160,212
(Loss) earnings per share - diluted	$0.00		$0.28		$0.55		($0.37)
Weighted average diluted common shares	75,586,370		76,364,706		76,024,368		73,160,212

MillerKnoll, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
(Unaudited) (Dollars in millions)	June 3, 2023	May 28, 2022
Cash provided by (used in):
Operating activities	$162.9	$(11.9)
Investing activities	(76.5)	(1,172.4)
Financing activities	(86.8)	1,039.9
Effect of exchange rate changes	(6.4)	(21.7)
Net change in cash and cash equivalents	(6.8)	(166.1)
Cash and cash equivalents, beginning of period	230.3	396.4
Cash and cash equivalents, end of period	$223.5	$230.3

MillerKnoll, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	June 3, 2023	May 28, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$223.5	$230.3
Accounts receivable, net	334.1	348.9
Unbilled accounts receivable	29.4	32.0
Inventories, net	487.4	587.3
Prepaid expenses and other	101.8	119.4
Total current assets	1,176.2	1,317.9
Net property and equipment	536.3	581.5
Right of use assets	415.9	425.8
Other assets	2,146.4	2,188.8
Total Assets	$4,274.8	$4,514.0

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$269.5	$355.1
Short-term borrowings and current portion of long-term debt	33.4	29.3
Short-term lease liability	77.1	79.9
Accrued liabilities	322.8	413.1
Total current liabilities	702.8	877.4
Long-term debt	1,365.1	1,379.2
Lease liabilities	393.7	398.2
Other liabilities	273.0	325.2
Total Liabilities	2,734.6	2,980.0
Redeemable Noncontrolling Interests	107.6	106.9
Stockholders' Equity	1,432.6	1,427.1
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,274.8	$4,514.0

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted EBITDA, Adjusted Gross Margin, Adjusted Operating Expenses, and Organic Growth (Decline).

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from amortization of purchased intangibles, acquisition and integration charges, debt extinguishment charges, restructuring expenses, impairment charges, other special charges or gains and the related tax effect of these adjustments. These adjustments are described further below.

Adjusted Operating Earnings (Loss) represents reported operating earnings plus acquisition and integration charges, amortization of purchased intangibles, restructuring expenses, impairment charges, and other special charges or gains. These adjustments are described further below.

Adjusted EBITDA is calculated by excluding depreciation, amortization, interest expense, taxes from net income, and certain other adjustments. Other adjustments include, as applicable in the period, charges associated with business restructuring actions, acquisition and integration charges, impairment expenses, non-cash stock-based compensation, future synergies, and other items as described in our lending agreements.

Adjusted Gross Margin represents gross margin plus amortization of purchased intangibles and other special charges. These adjustments are described further below.

Adjusted Operating Expenses represents reported operating expenses excluding acquisition and integration charges, amortization of purchased intangibles, restructuring expenses, impairment charges, and other special charges or gains. These adjustments are described further below.

Organic Growth (Decline) represents the change in sales and orders, excluding currency translation effects, the impact of an additional week in fiscal 2023, and the impact of acquisitions and divestitures.

The adjustments to arrive at these non-GAAP financial measures are as follows:

Amortization of purchased intangibles: Includes expenses associated with the amortization of inventory step-up and amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of purchased intangibles, including the fair value adjustment to inventory, as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Acquisition and integration charges: Costs related directly to the Knoll acquisition including legal, accounting and other professional fees as well as integration-related costs. Integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges, and expenses related to other cost reduction efforts or reorganization initiatives.

Debt extinguishment charges: Includes expenses associated with the extinguishment of debt as part of financing the Knoll acquisition. We excluded these items from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Gain on sale of dealer: Includes the gain recorded on the divestiture of an owned dealership.

Restructuring charges: Includes actions involving targeted workforce reductions as well as non-impairment charges related to the closure of the Fully business.

Impairment charges: Includes non-cash, pre-tax charges for the impairment of intangible assets, right of use assets, and other assets related to the closure of the Fully business and impairment of the Knoll trade name.

Special charges: Special charges include certain costs arising as a direct result of the COVID-19 pandemic.

Tax related items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract ("Americas") segment includes the operations associated with the design, manufacture and sale of furniture products directly or indirectly through an independent dealership network for office, healthcare, and educational environments throughout North and South America. The International Contract and Specialty ("International & Specialty") segment includes the operations associated with the design, manufacture and sale of furniture products, indirectly or directly through an independent dealership network in Europe, the Middle East, Africa and Asia-Pacific as well as the global operations of the Specialty brands, which include Holly Hunt, Spinneybeck, Maharam, Edelman, and Knoll Textiles. The Global Retail ("Retail") segment includes global operations associated with the sale of modern design furnishings and accessories to third party retailers, as well as direct to consumer sales through eCommerce, direct-mail catalogs, and physical retail stores. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

A. Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss) by Segment

	Three Months Ended				Twelve Months Ended
	June 3, 2023		May 28, 2022		June 3, 2023		May 28, 2022
Americas
Net sales	$474.4	100.0%	$539.2	100.0%	$2,026.1	100.0%	$1,929.1	100.0%
Gross margin	158.7	33.5%	137.6	25.5%	611.2	30.2%	493.1	25.6%
Total operating expenses	137.3	28.9%	131.6	24.4%	511.6	25.3%	517.1	26.8%
Operating earnings (loss)	$21.4	4.5%	$6.0	1.1%	$99.6	4.9%	$(24.0)	(1.2)%

Adjustments
Restructuring	5.2	1.1%	—	—%	22.8	1.1%	—	—%
Acquisition and integration charges	3.5	0.7%	3.7	0.7%	9.7	0.5%	29.9	1.5%
Amortization of purchased intangibles	3.2	0.7%	3.1	0.6%	12.9	0.6%	28.7	1.5%
Gain on Sale of Dealer	—	—%	—	—%	—	—%	(2.0)	(0.1)%
Impairment charges	14.4	3.0%	—	—%	14.4	0.7%	0.0	—%
Adjusted operating earnings	$47.7	10.1%	$12.8	2.4%	$159.4	7.9%	$32.6	1.7%

International & Specialty
Net sales	$237.4	100.0%	$273.3	100.0%	$1,017.3	100.0%	$928.5	100.0%
Gross margin	101.3	42.7%	113.0	41.3%	424.3	41.7%	372.6	40.1%
Total operating expenses	84.2	35.5%	81.4	29.8%	325.7	32.0%	302.7	32.6%
Operating earnings	$17.1	7.2%	$31.6	11.6%	$98.6	9.7%	$69.9	7.5%

Adjustments
Restructuring	0.6	0.3%	—	—%	1.3	0.1%	—	—%
Acquisition and integration charges	0.5	0.2%	0.1	—%	2.5	0.2%	1.2	0.1%
Amortization of purchased intangibles	2.1	0.9%	2.3	0.8%	8.3	0.8%	26.9	2.9%
Impairment charges	1.8	0.8%	—	—%	1.8	0.2%	—	—%
Adjusted operating earnings	$22.1	9.3%	$34.0	12.4%	$112.5	11.1%	$98.0	10.6%

Retail
Net sales	$244.9	100.0%	$288.0	100.0%	$1,043.7	100.0%	$1,088.4	100.0%
Gross margin	94.7	38.7%	131.9	45.8%	394.5	37.8%	487.0	44.7%
Total operating expenses	105.5	43.1%	94.5	32.8%	410.0	39.3%	352.5	32.4%
Operating (loss) earnings	$(10.8)	(4.4)%	$37.4	13.0%	$(15.5)	(1.5)%	$134.5	12.4%

Adjustments
Restructuring Charges	8.4	3.4%	—	—%	9.9	0.9%	—	—%
Acquisition and integration charges	—	—%	—	—%	0.2	—%	0.3	—%
Amortization of purchased intangibles	0.6	0.2%	1.3	0.5%	4.1	0.4%	7.8	0.7%
Impairment charges	3.5	1.4%	—	—%	40.7	3.9%	—	—%
Adjusted operating earnings	$1.7	0.7%	$38.7	13.4%	$39.4	3.8%	$142.6	13.1%

Corporate
Operating expenses	$16.1	—%	$18.0	—%	$60.4	—%	$140.6	—%
Operating (loss)	$(16.1)	—%	$(18.0)	—%	$(60.4)	—%	$(140.6)	—%

Adjustments
Acquisition and integration charges	1.3	—%	3.7	—%	5.6	—%	93.1	—%
Adjusted operating (loss)	$(14.8)	—%	$(14.3)	—%	$(54.8)	—%	$(47.5)	—%

MillerKnoll, Inc.
Net sales	$956.7	100.0%	$1,100.5	100.0%	$4,087.1	100.0%	$3,946.0	100.0%
Gross margin	354.7	37.1%	382.5	34.8%	1,430.0	35.0%	1,352.7	34.3%
Total operating expenses	343.1	35.9%	325.5	29.6%	1,307.7	32.0%	1,312.9	33.3%
Operating earnings	$11.6	1.2%	$57.0	5.2%	$122.3	3.0%	$39.8	1.0%

Adjustments
Restructuring Charges	14.2	1.5%	—	—%	34.0	0.8%	—	—%
Acquisition and integration charges	5.3	0.6%	7.5	0.7%	18.0	0.4%	124.5	3.2%
Amortization of purchased intangibles	5.9	0.6%	6.7	0.6%	25.3	0.6%	63.4	1.6%
Gain on Sale of Dealer	—	—%	—	—%	—	—%	(2.0)	(0.1)%
Impairment charges	19.7	2.1%	—	—%	56.9	1.4%	—	—%
Adjusted operating earnings	$56.7	5.9%	$71.2	6.5%	$256.5	6.3%	$225.7	5.7%

B. Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share

	Three Months Ended		Twelve Months Ended
	June 3, 2023	May 28, 2022	June 3, 2023	May 28, 2022
(Loss) earnings per share - diluted	$—	$0.28	$0.55	$(0.37)

Add: Amortization of purchased intangibles	0.08	0.09	0.33	0.87
Add: Acquisition and integration charges	0.07	0.10	0.24	1.71
Add: Restructuring charges	0.19	—	0.45	—
Add: Impairment charges	0.27	—	0.76	—
Add: Special charges	—	—	—	(0.01)
Add: Debt extinguishment	—	—	—	0.18
Less: Gain on sale of dealer	—	—	—	(0.03)
Tax impact on adjustments	(0.20)	0.11	(0.48)	(0.43)
Adjusted earnings per share - diluted	$0.41	$0.58	$1.85	$1.92
Weighted average shares outstanding (used for calculating adjusted earnings per share) – diluted	75,586,370	76,364,706	76,024,368	73,160,212

C. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended				Twelve Months Ended
	June 3, 2023		May 28, 2022		June 3, 2023		May 28, 2022
Gross margin	$354.7	37.1%	$382.5	34.8%	$1,430.0	35.0%	$1,352.7	34.3%
Restructuring Charges	(0.4)	—%	—	—%	(0.4)	—%	—	—%
Amortization of purchased intangibles	—	—%	0.1	0.1%	—	—%	12.8	0.3%
Impairment charges	—	—%	—	—%	15.7	0.4%	—	—%
Adjusted gross margin	$354.3	37.0%	$382.6	34.8%	$1,445.3	35.4%	$1,365.5	34.6%

D. Reconciliation of Operating Expenses to Adjusted Operating Expenses

	Three Months Ended				Twelve Months Ended
	June 3, 2023		May 28, 2022		June 3, 2023		May 28, 2022
Operating expenses	$343.1	35.9%	$325.5	29.6%	$1,307.7	32.0%	$1,312.9	33.3%
Restructuring charges	14.6	1.5%	—	—%	34.4	0.8%	—	—%
Acquisition and integration charges	5.3	0.6%	7.5	0.7%	18.0	0.4%	124.5	3.2%
Amortization of purchased intangibles	5.9	0.6%	6.6	0.6%	25.3	0.6%	50.6	1.3%
Gain on Sale of Dealer	—	—%	—	—%	—	—%	(2.0)	(0.1)%
Impairment charges	19.7	2.1%	—	—%	41.2	1.0%	—	—%
Adjusted operating expenses	$297.6	31.1%	$311.4	28.3%	$1,188.8	29.1%	$1,139.8	28.9%

E. Adjusted EBITDA and Adjusted EBITDA Ratio (provided on a trailing twelve month basis)

June 3, 2023
Net earnings	$42.1
Income tax expense	4.5
Depreciation expense	115.3
Amortization expense	60.6
Interest expense	74.0
Other adjustments(*)	177.3
Adjusted EBITDA - bank	$473.8
Total debt, less cash, end of trailing period (includes outstanding LC's)	$1,188.8
Net debt to adjusted EBITDA ratio	2.51
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations above.

F. Organic Sales Growth by Segment

	Three Months Ended
	June 3, 2023
	Americas	International & Specialty	Retail	Total
Net sales, as reported	$474.4	$237.4	$244.9	$956.7
% change from PY	(12.0)%	(13.1)%	(15.0)%	(13.1)%

Adjustments
Currency translation effects (1)	1.1	2.2	1.4	4.7
Net sales, organic	$475.5	$239.6	$246.3	$961.4
% change from PY	(11.8)%	(12.3)%	(12.1)%	(12.0)%
	Three Months Ended
	May 28, 2022
	Americas	International & Specialty	Retail	Total
Net sales, as reported	$539.2	$273.3	$288.0	$1,100.5

Adjustments
Divestitures	—	—	(7.9)	(7.9)
Net sales, organic	$539.2	$273.3	$280.1	$1,092.6
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Twelve Months Ended
	June 3, 2023
	Americas	International & Specialty	Retail	Total
Net sales, as reported	$2,026.1	$1,017.3	$1,043.7	$4,087.1
% change from PY	5.0%	9.6%	(4.1)%	3.6%

Adjustments
Acquisition	(77.2)	(55.5)	(31.1)	(163.8)
Currency translation effects (1)	6.1	42.9	26.8	75.8
Impact of extra week in FY23	(27.4)	(11.6)	(13.7)	(52.7)
Net sales, organic	$1,927.6	$993.1	$1,025.7	$3,946.4
% change from PY	0.3%	7.0%	(5.1)%	0.4%

	Twelve Months Ended
	May 28, 2022
	Americas	International & Specialty	Retail	Total
Net sales, as reported	$1,929.1	$928.5	$1,088.4	$3,946.0

Adjustments
Divestitures	(6.7)	—	(7.9)	(14.6)
Net sales, organic	$1,922.4	$928.5	$1,080.5	$3,931.4
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

G. Organic Order Growth by Segment

	Three Months Ended
	June 3, 2023
	Americas	International & Specialty	Retail	Total
Orders, as reported	$454.3	$239.8	$228.3	$922.4
% change from PY	(8.2)%	(0.9)%	(17.4)%	(9.0)%

Adjustments
Currency translation effects (1)	0.1	2.3	1.6	4.0
Orders, organic	$454.4	$242.1	$229.9	$926.4
% change from PY	(8.2)%	0.1%	(14.2)%	(7.8)%

	Three Months Ended
	May 28, 2022
	Americas	International & Specialty	Retail	Total
Orders, as reported	$495.0	$241.9	$276.4	$1,013.3

Adjustments
Divestitures	—	—	(8.5)	(8.5)
Orders, organic	$495.0	$241.9	$267.9	$1,004.8
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Twelve Months Ended
	June 3, 2023
	Americas	International & Specialty	Retail	Total
Orders, as reported	$1,901.3	$944.0	$989.0	$3,834.3
% change from PY	(9.1)%	(4.1)%	(10.7)%	(8.3)%

Adjustments
Acquisition	(80.3)	(57.5)	(32.3)	(170.1)
Currency translation effects (1)	3.9	39.8	25.2	68.9
Impact of extra week in FY23	(24.0)	(10.3)	(12.4)	(46.7)
Orders, organic	$1,800.9	$916.0	$969.5	$3,686.4
% change from PY	(13.4)%	(7.0)%	(11.8)%	(11.5)%

	Twelve Months Ended
	May 28, 2022
	Americas	International & Specialty	Retail	Total
Orders, as reported	$2,091.5	$984.7	$1,107.3	$4,183.5

Adjustments
Divestitures	(11.4)	—	(8.5)	(19.9)
Orders, organic	$2,080.1	$984.7	$1,098.8	$4,163.6
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

H. Consolidated MillerKnoll Backlog

Q4 FY2023
MillerKnoll Backlog	698.0

I. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q1 FY2024
Net sales	$880 million to $920 million
Gross margin %	36.5% to 37.5%
Operating expenses	$288 million to $298 million
Interest and other expense, net	$18.0 million to $19.0 million
Effective tax rate	21.5% to 23.5%
Adjusted earnings per share - diluted	$0.18 to $0.24

About MillerKnoll
MillerKnoll is a collective of dynamic brands that comes together to design the world we live in. MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, Design Within Reach, Edelman Leather, Geiger, HAY, Holly Hunt, KnollTextiles, Maars Living Walls, Maharam, Muuto, NaughtOne, and Spinneybeck|FilzFelt. MillerKnoll is an unparalleled platform that redefines modern for the 21st century by building a more sustainable, equitable and beautiful future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of our acquisition of Knoll, the anticipated impact of the Knoll acquisition on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the Knoll acquisition, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of MillerKnoll or the price of MillerKnoll’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond MillerKnoll’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: general economic conditions; the impact of and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies, and the impact of public health crises, such as pandemics and epidemics; risks related to the additional debt incurred in connection with the Knoll acquisition; MillerKnoll’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the Knoll acquisition will be more costly to realize than expected; the effect of the announcement of the Knoll acquisition on the ability of MillerKnoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MillerKnoll does business, or on MillerKnoll’s operating results and business generally; the ability to successfully integrate Knoll’s operations; the ability of MillerKnoll to implement its plans, forecasts and other expectations with respect to MillerKnoll’s business after the completion of the Knoll acquisition and realize expected synergies; business disruption following the Knoll acquisition; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to MillerKnoll’s periodic reports and other filings with the SEC, including the risk factors identified in MillerKnoll’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. MillerKnoll does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.